EXHIBIT 23.2

                          Independent Auditor's Consent


     We consent to the incorporation by reference in previously filed Registration Statements on Form S-3 (File Nos. 333-1315, 33-75160, 333-41509, 333-46773 and 333-57824) and Form S-8 (File No. 33-66982) of Aura Systems, Inc.
of our report, dated April 30, 2002, except for Note 22, as to which the date is May 24, 2002, which contains an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Aura System, Inc. for the year ended February 28, 2002.


/s/  SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Los Angeles, California
May 29, 2002